UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                               SEPTEMBER 26, 2005

                           THERMOVIEW INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                   001-15469           61-1325129
   (State or other jurisdiction       (Commission         (IRS Employer
        of incorporation)             File Number)      Identification No.)

            5611 FERN VALLEY ROAD
             LOUISVILLE, KENTUCKY                             40228
   (Address of principal executive offices)                 (Zip Code)

                                 (502) 968-2020
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP

On September 26, 2005, ThermoView Industries, Inc. ("ThermoView") and certain of its subsidiaries (collectively, the "Debtors") (1) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Western District of Kentucky (the "Court") (Case No. 05-37123). The reorganization cases are being jointly administered under the caption "In re ThermoView Industries, Inc., et al., Case No. 05-37123." The Debtors will continue to operate their business as "debtors-in possession" under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On April 28, 2005, ThermoView Industries, Inc. received notice from the staff of The American Stock Exchange ("AMEX") indicating that we did not satisfy certain AMEX standards, including Section 1003(a)(i) of the AMEX Company Guide, in that our stockholders' equity is less than $2 million and we have sustained losses from continuing operations and/or net losses in two of our three most recent fiscal years. In addition, AMEX has indicated that we did not satisfy Section 1003(a)(ii) of the AMEX Company Guide because our stockholders' equity is less than $4 million and we have sustained losses from continuing operations and/or net losses in three of our four most recent fiscal years. In order to maintain listing of our Common Stock on AMEX, we timely submitted a plan by May 31, 2005, advising AMEX of the actions we have taken and will take that would bring us into compliance with the applicable listing standards.

By letter of June 28, 2005, AMEX accepted the plan, granting us an extension to continue our listing during the plan period until October 30, 2006, during which time we will be subject to periodic review to determine whether we are making progress consistent with the plan. If we are not in compliance with the continued listing standards at the end of the plan period or do not make progress consistent with the plan during such period, AMEX may initiate delisting proceedings with respect to our Common Stock.

On September 22, 2005 ThermoView's Board of Directors approved a resolution to voluntarily withdraw ThermoView's common stock from listing on the Exchange. The Board's decision was based upon a determination that ThermoView would not be able to timely comply with the Exchange's ongoing financial compliance standards under Section 1003 of the Exchange's Company Guide, as well as the conditions leading to the Chapter 11 filing. ThermoView so notified the Exchange on September 26, 2005.

ThermoView continues to be required to file reports with the SEC under Section 13 of the Securities Exchange Act of 1934, including quarterly and annual reports, and its common stock is expected in the ordinary course to be included for quotation on the OTC Bulletin Board.

ITEM 8.01 OTHER EVENTS.

On September 26, 2005, ThermoView issued a press release announcing that it and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. In this press release, ThermoView also announced that it is arranging $750,000 in post-petition financing. This financing is subject to court approval. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

      Exhibit 99.1 Press Release issued September 26, regarding Chapter 11 filing and notification of the American Stock Exchange of withdrawal

(1) ThermoView Industries, Inc. filed for Chapter 11 protection with the following subsidiaries: Rolox, Inc.; Thomas Construction, Inc.; Leingang Siding and Window Company; Thermal Line Windows; Primax Window Co.; ThermoView Industries of California, Inc.; Thermo-Shield of America (Arizona), Inc.; Thermo-Shield of America (Michigan), Inc.; and, Thermo-Shield Company, LLC.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ThermoView Industries, Inc.

Date:  September 26, 2005                    By: /s/ Charles L. Smith
                                                 ----------------------------
                                                 Charles L. Smith
                                                 President